Exhibit  12.1

                        CARRAMERICA REALTY CORPORATION
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION

                                                    March 31,
                                                      1998        1997      1996         1995       1994      1993
                                                      ----        ----      ----         ----       ----      ----
                                                                       (IN THOUSANDS, EXCEPT RATIOS)
Net Income before Minority Interest.............   $ 53,056    $ 87,013   $29,534      $17,284    $17,821   $ 6,004
Add:
  Extraordinary Charges.........................   $     --    $     --   $   484      $    --    $    --   $ 5,613
  Fixed Charges, excluding Capital Interest.....   $ 18,452    $ 55,893   $32,946      $22,579    $21,880   $12,768
Deduct:
  Gain of Sale of Assets........................   $(25,931)   $ (5,420)  $    --      $    --    $    --   $    --
                                                   --------     -------   -------      -------    -------   -------
                                                   $ 45,577    $137,486   $63,258      $39,863    $39,701   $24,385
                                                   ========    ========   =======      =======    =======   =======

Fixed Charges:
  Interest Expense..............................   $ 17,161     $51,528   $31,630      $21,873    $21,366   $12,436
  Interest Capitalized..........................   $  5,692     $14,266   $ 2,664      $   226    $    --   $    --
  Amortization of Deferred Financing Costs......   $    865     $ 2,138   $ 1,003      $   365    $   208   $   101
  Rent Deemed as Interest.......................   $    111     $   532   $   313      $   341    $   306   $   231
  Preferred Stock Dividends.....................   $     --     $    --   $    --      $    --    $    --   $    --
                                                   --------     -------   -------      -------    -------   -------
      Total Fixed Charges.......................   $ 23,829     $68,464   $36,388      $22,805    $21,880   $12,768
                                                   ========     =======   =======      =======    =======   =======
Ratio of Earnings to Fixed Charges..............       1.91        2.01      1.74         1.75       1.81      1.91

                            CARRAMERICA REALTY, L.P.
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION

                                                  March 31,
                                                    1998       1997       1996
                                                    ----       ----       ----
                                                  (IN THOUSANDS, EXCEPT RATIOS)

Net Income before Minority Interest............   $ 6,951    $ 16,693   $ 1,527
Add:
  Extraordinary Charges........................   $    --    $     --   $    --
  Fixed Charges, excluding Capital Interest....   $ 3,458    $  6,816   $ 1,475
Deduct:
  Gain of Sale of Assets.......................   $   416    $ (5,067)  $    --
                                                  -------     --------   -------
                                                  $10,825    $ 18,442   $ 3,002
                                                  =======     ========   =======

  Interest Expense.............................   $ 3,451    $  6,792   $ 1,475
  Interest Capitalized.........................   $   769    $  2,909   $   431
  Amortization of Deferred Financing Costs.....   $    --    $     --   $    --
  Rent Deemed as Interest......................   $     7    $     24   $    --
  Preferred Stock Dividends....................   $    --    $     --   $    --
                                                  --------     -------   -------
      Total Fixed Charges......................   $ 4,227    $  9,725   $ 1,906
                                                  ========     =======   =======
Ratio of Earnings to Fixed Charges.............      2.56        1.90      1.58